Exhibit 99.12

EXECUTION VERSION

Dated 19 August 2021

SHENG CHEN
as the Mortgagor

in favour of

BOLD ALLY (CAYMAN) LIMITED
as the Mortgagee

EQUITABLE SHARE MORTGAGE

(in respect of shares in Sunrise Corporate Holding Ltd.)

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Contents

Clause		Page

1	Definitions and Interpretation	3
2	Payment of Secured Obligations	5
3	Security	5
4	Perfection of Security	6
5	Further Assurance	8
6	Negative Pledge and Other Undertakings	9
7	Operations Before and After Event of Default that is continuing	9
8	Enforcement of Security	11
9	Powers of Sale	11
10	Appointment of Receiver	12
11	Powers of Receiver	13
12	Application of Monies	16
13	Receipt and Protection of Purchasers	16
14	Power of Attorney	17
15	Representations	17
16	Effectiveness of Security	18
17	Release of Security	21
18	Subsequent and Prior Security Interests	22
19	Discretion and Delegation	22
20	Changes to Parties	23
21	Amendments and Waivers	23
22	Perpetuity Period	23
23	Notices	24
24	Counterparts	24
25	Governing Law	24
26	Jurisdiction	24
Schedule 1 Particular of Shares		26
Schedule 2 Form of Share Transfer		27
Schedule 3 Form of Irrevocable Proxy And Power Of Attorney		28
Schedule 4 Form of Letter of Resignation		30
Schedule 5 Form of Written Resolutions		31
Schedule 6 Form of Letter of Undertaking and Authorisation		32
Schedule 7 Form of Letter to Registered Agent from the Company		34
Schedule 8 Form of Deed of Undertaking and Confirmation from the Company		38

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THIS DEED OF EQUITABLE SHARE MORTGAGE is made on August 19, 2021 BY

1	SHENG CHEN, holder of PRC identity card number ********************, as mortgagor (the "Mortgagor");

in favour of

2	BOLD ALLY (CAYMAN) LIMITED as lender (the "Mortgagee", which expression shall include its successors, assigns and transferees).

NOW THIS DEED WITNESSES as follows:

1	Definitions and Interpretation

1.1	Definitions

"BCA" means the BVI Business Companies Act, (No 16 of 2004), as amended.

"CLPA" means the Conveyancing and Law of Property Act 1967 (Cap 220 of the 1991 Revised Laws of the British Virgin Islands), as amended.

"Collateral Rights" means all rights, powers and remedies of the Mortgagee or any Receiver (or any Delegate pursuant to this Deed or the Finance Documents) provided by or pursuant to this Deed or by law.

"Company" means Sunrise Corporate Holding Ltd., a BVI business company incorporated with limited liability under the laws of the British Virgin Islands with registration number 1622848.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Mortgagee or a Receiver.

"Event of Default" has the meaning given to that term in the Facility Agreement.

"Facility Agreement" means the term loan facility agreement dated on or around the date of this Deed between, among others, GenTao Capital Limited as borrower, Beacon Capital Group Inc., Fast Horse Technology Limited, Sunrise Corporate Holding Ltd. and Sheng Chen as guarantors and Bold Ally (Cayman) Limited as lender.

“Finance Document” has the meaning given to that term in the Facility Agreement.

"Insolvency Act" means the Insolvency Act (No 5 of 2003) as amended.

"Mortgaged Property" means the Shares and all present and future assets, rights, title, interests, advantages and benefits of the Mortgagor deriving from or incidental to any of the Shares including all Related Rights, which are the subject of the security created or expressed to be created in favour of the Mortgagee by or pursuant to this Deed.

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“Obligors” has the meaning given to that term in the Facility Agreement.

"Receiver" means a receiver or receiver and manager or an administrative receiver of the whole or any part of the Mortgaged Property and that term will include any appointee under a joint and/or several appointment.

"Register of Members" has the meaning given to that term in clause 4.1 (Perfection).

"Related Rights" means, in relation to any Share:

(a)	the proceeds of sale of all or any part of that Share;

(b)	all rights under any licence, agreement for sale, lease or other disposal in respect of that Share;

(c)	all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities and/or covenants for title in respect of that Share;

(d)	any moneys and proceeds paid or payable in respect of that Share (including any interest);

(e)	all certificates or other evidence of title to any of the Shares now and from time to time hereafter deposited with the Mortgagee;

(f)	(in the case where such Share comprises any share, equity interest or other security) all dividends, distributions (whether in cash, securities or other property), interest and monies payable in respect thereof and any rights, assets, shares and/or securities deriving therefrom or accruing thereto whether by way of redemption, bonus, exchange, preference, option, substitution, conversion, compensation or otherwise, whether certificated or uncertificated; and/or

(g)	(in the case where such Share comprises any share, equity interest or other security) any rights against any clearing system in which such asset is held (including any rights to deliver any securities to or to the order of the Mortgagor), and all rights under any custodian or other similar agreement,

(in each case) from time to time.

"Secured Obligations" means all present and future obligations and liabilities of the Obligors (or any of them) in favour of the Mortgagee under the Facility Agreement, this Deed and other Finance Documents (or any of them) (as amended, restated, supplemented and/or novated from time to time), whether actual or contingent and whether owed or incurred alone or jointly and/or severally with another and as principal or as surety or in any other capacity or of any nature.

"Security" has the meaning given to that term in the Facility Agreement.

"Security Period" means the period beginning on the date of this Deed and ending on the date on which all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full and the Mortgagee is under no further obligation to provide financial accommodation to any of the Obligors under any of the Finance Documents.

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"Shares" means all of the shares issued by the Company and held by, to the order or on behalf of the Mortgagor at any time, including, as at the date of this Deed, the Shares as set out in Schedule 1 (Particulars of Shares).

1.2	Construction

In this Deed:

1.2.1	unless the context otherwise requires or a contrary intention appears, any term which is used but not defined in this Deed shall have the same meaning as defined in the Facility Agreement;

1.2.2	the provisions in clause 2.1 (Construction) of the Facility Agreement apply to this Deed, except that references therein to "this Agreement" shall be construed as references to this Deed; and

1.2.3	references in this Deed to any Clause or Schedule shall be to a clause or schedule contained in this Deed.

2	Payment of Secured Obligations

The Mortgagor hereby covenants with the Mortgagee that he shall on demand pay and discharge each of the Secured Obligations on its due date as provided for in the Finance Documents.

3	Security

3.1	As legal and beneficial owner and as continuing security for the due and prompt discharge and payment of the Secured Obligations, the Mortgagor hereby:

(a)	mortgages in favour of the Mortgagee by way of a first equitable mortgage all his right, title and interest in and to the Shares; and

(b)	charges in favour of the Mortgagee, by way of a first fixed charge, all of his right, title and interest in and to the Mortgaged Property including all benefits, present and future, actual and contingent accruing in respect of the Mortgaged Property (to the extent not effectively mortgaged under paragraph (a) above).

3.2	The Mortgagor hereby authorises the Mortgagee to arrange at any time following the occurrence of an Event of Default which is continuing for the Mortgaged Property or any part thereof to be registered in the name of the Mortgagee (or its nominee) thereupon to be held, as so registered, subject to the terms of this Deed and at the request of the Mortgagee, the Mortgagor shall without delay procure that the foregoing shall be done.

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4	Perfection of Security

4.1	Register of Members

The Mortgagor shall procure that the Company shall, promptly on the date of this Deed, instruct its registered agent to enter the annotation below in the register of members of the Company maintained by it in accordance with section 41 of the BCA (the "Register of Members"), and within five (5) Business Days from the date of this Deed deliver or procure to be delivered to the Mortgagee a certified true copy of the updated Register of Members:

"All the shares registered in the name of Sheng Chen are mortgaged and/or charged in favour of Bold Ally (Cayman) Limited pursuant to an equitable share mortgage dated [     ], as amended from time to time. The date on which this annotation was entered in the Register of Members is [registered agent to complete]."

4.2	Delivery of Documents of Title

The Mortgagor shall:

4.2.1	on the date of this Deed, deposit with the Mortgagee (or procure the deposit with the Mortgagee of) the following in respect of any Shares existing as at the date of this Deed:

(a)	a certified true copy of the register of members of the Company ;

(b)	undated share transfer forms in respect of such Shares, executed in blank by or on behalf of the Mortgagor substantially in the form set out in Schedule 2 (Form of Share Transfer);

(c)	undated irrevocable proxy and power of attorney in respect of such Shares, executed in blank by or on behalf of the Mortgagor in the form set out in Schedule 3 (Form of Irrevocable Proxy and Power Of Attorney);

(d)	an undated letter of resignation executed by each director of the Company in substantially the form set out in Schedule 4 (Form of Letter of Resignation);

(e)	undated written resolutions of the board of directors of the Company executed by all of the directors of the Company in substantially the form set out in Schedule 5 (Form of Written Resolutions);

(f)	a dated letter of undertaking and authorisation executed by each director of the Company in substantially the form set out in Schedule 6 (Form of Letter of Undertaking and Authorisation);

(g)	a dated letter of instruction executed by or on behalf of the Company to its registered agent in respect of the Register of Members of the Company substantially in the form set out in Schedule 7 (Form of Letter to Registered Agent from the Company) which shall be delivered by, or on behalf of, the Company to the registered agent and acknowledged by the registered agent promptly following execution of this Deed and in any event no more than two (2) Business Days after the date of this Deed; and

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(h)	a dated deed of undertaking and confirmation executed by or on behalf of the Company substantially in the form set out in Schedule 8 (Form of Deed of Undertaking and Confirmation from the Company);

4.2.1A	within five (5) Business Days from the date of this Deed, deposit with the Mortgagee (or procure the deposit with the Mortgagee of) all certificates (if any) representing, and all other documents of title to, the Shares existing as at the date of this Deed;

4.2.2	promptly upon, and in any event within ten (10) Business Days of any acquisition of any Shares and/or upon any Shares becoming subject to security hereunder and/or the accrual, acquisition, issue or coming into existence of any stocks, shares, warrants or other securities in respect of or derived from any Shares or Related Rights, notify the Mortgagee of that occurrence and procure the delivery to the Mortgagee of:

(a)	a certified true copy of the updated register of members of the Company, together with all certificates (if any) and other documents of title representing such items; and

(b)	undated share transfer forms or, as the case may be, other appropriate instruments of transfer in respect of such items executed in blank by or on behalf of the Mortgagor, substantially in the form set out in Schedule 2 (Form of Share Transfer) (if applicable) or in such other form as the Mortgagee shall require, except already delivered pursuant to this Clause 4.2;

4.2.3	promptly upon any change in any director or any appointment of any further director of the Company after the date of this Deed, procure the delivery to the Mortgagee of:

(a)	(in the case of a new director) an undated letter of resignation executed by such director of the Company in substantially the form set out in Schedule 4 (Form of Letter of Resignation);

(b)	undated written resolutions of the board of directors of the Company executed by all of the directors of the Company in substantially the form set out in Schedule 5 (Form of Written Resolutions); and

(c)	(in the case of a new director) a letter of undertaking and authorisation executed by such director of the Company in substantially the form set out in Schedule 6 (Form of Letter of Undertaking and Authorisation); and

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4.2.4	promptly upon any change in the registered agent of the Company after the date of this Deed, procure the delivery to the Mortgagee of a dated letter of instruction executed by or on behalf of the Company to its new registered agent in respect of the Register of Members of the Company substantially in the form set out in Schedule 7 (Form of Letter to Registered Agent from the Company) which shall be delivered by the Company to the new registered agent and acknowledged by the new registered agent promptly following delivery of such letter of instruction.

5	Further Assurance

5.1	Further Assurance: General

The Mortgagor shall promptly at his own cost do all such acts and/or execute all such documents (including without limitation assignments, transfers, mortgages, charges, notices and instructions) as the Mortgagee or a Receiver may reasonably specify (and in such form as the Mortgagee or Receiver (as the case may be) may reasonably require in favour of the Mortgagee or its nominee(s)):

5.1.1	to create, perfect, protect or preserve the security created or intended to be created in respect of the Mortgaged Property (which may include, without limitation, the re-execution of this Deed, the execution by the Mortgagor of a mortgage, charge, assignment or other security over all or any of the assets constituting, or intended to constitute, any part of the Mortgaged Property) and the giving of any notice, order or direction and the making of any filing or registration, or for the exercise of the Collateral Rights; and/or

5.1.2	upon the occurrence of an Event of Default that is continuing, to facilitate the realisation and/or enforcement of assets constituting, or intended to constitute, the Mortgaged Property.

5.2	Necessary Action

The Mortgagor shall from time to time at his own cost take all such action (whether or not requested to do so by the Mortgagee) as is or shall be available to it (including without limitation obtaining and/or effecting all authorisations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Mortgagee by or pursuant to this Deed and/or to exercise its rights and to perform the obligations expressed on its part under this Deed and/or to make this Deed admissible in evidence in the British Virgin Islands.

5.3	Implied Covenants for Title

The obligations of the Mortgagor under this Deed shall be in addition to any covenants for title deemed to be included in this Deed under applicable law.

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6	Negative Pledge and Other Undertakings

6.1	Negative Pledge

The Mortgagor undertakes that he shall not, at any time during the subsistence of this Deed, create or permit to subsist any Security over all or any part of the Mortgaged Property unless expressly permitted under and in accordance with any of the Finance Documents.

6.2	No Disposal of Interests

The Mortgagor undertakes that, during the subsistence of this Deed, without the prior written consent of the Mortgagee, he shall not, and shall not agree to, sell, assign, transfer or otherwise dispose of any Mortgaged Property.

7	Operations Before and After Event of Default that is continuing

7.1	Dividends

7.1.1	The Mortgagor shall, at all times (subject to the provisions of the Finance Documents) prior to the occurrence of an Event of Default that is continuing, be entitled to retain any dividends, distributions, interest and/or other monies received, recovered, paid or delivered to the order of the Mortgagor in respect of any or all of the Mortgaged Property.

7.1.2	Upon and after the occurrence of an Event of Default that is continuing, the Mortgagor shall promptly pay over and deliver to the Mortgagee for application in accordance with this Deed (and the Mortgagee may apply in accordance with this Deed) any and all dividends, distributions, interest and/or other monies received and/or recovered in respect of all or any part of the Mortgaged Property after the date of this Deed.

7.2	Operation: Before Event of Default that is continuing

The Mortgagor shall, at all times prior to the occurrence of an Event of Default that is continuing, be entitled to exercise all voting rights in relation to any or all of the Shares and the Mortgaged Property provided that it (a) would not contravene any provision of any Finance Document, and (b) would not affect the validity or enforceability of this Security.

7.3	Operation: After Event of Default that is continuing

The Mortgagee may, upon and/or after the occurrence of an Event of Default that is continuing, at its discretion (in the name of the Mortgagor or otherwise and without any further consent or authority from the Mortgagor):

7.3.1	exercise (or refrain from exercising) any voting or other rights in respect of the Mortgaged Property;

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7.3.2	apply all dividends, distributions, interest and other monies arising from all or any of the Mortgaged Property in accordance with Clause 12 (Application of Monies);

7.3.3	transfer all or any of the Mortgaged Property into the name of such nominee(s) of the Mortgagee as it shall think fit; and

7.3.4	exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Mortgaged Property, including without limitation the right, in relation to the Company, to concur or participate in:

(a)	the reconstruction, amalgamation, sale or other disposal of the Company or any of its assets or undertaking (including without limitation the exchange, conversion or reissue of any shares, equity interests or securities as a consequence thereof);

(b)	the release, modification or variation of any rights or liabilities attaching to such shares, equity interests or securities of the Company; and

(c)	the exercise, renunciation or assignment of any right to subscribe for any shares, equity interests or securities of the Company,

in each case in such manner and on such terms as the Mortgagee may think fit, and the proceeds of any such action shall form part of the Mortgaged Property and may be applied by the Mortgagee in accordance with Clause 12 (Application of Monies).

7.4	Payment of Calls

The Mortgagor shall pay directly to the Company when due all calls or other payments in respect of any of the Mortgaged Property which are not fully paid, and in any case of default by the Mortgagor in such payment, the Mortgagee may, but is not obliged to, if it thinks fit, make such payment on behalf of the Mortgagor in which case any sums paid by the Mortgagee shall be reimbursed by the Mortgagor to the Mortgagee on demand and shall carry interest from the date of payment by the Mortgagee until reimbursed in full at the rate and in accordance with clause 9.3 (Default Interest) of the Facility Agreement as if it were an Unpaid Sum thereunder.

7.5	Exercise of Rights

The Mortgagor shall not exercise any of his rights and powers in relation to any of the Mortgaged Property in any manner which would prejudice the ability of the Mortgagee to realise the security created by this Deed.

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8	Enforcement of Security

8.1	Enforcement

Upon and after the occurrence of an Event of Default that is continuing or if the Mortgagor requests the Mortgagee to exercise any of its powers under this Deed, the Security created by or pursuant to this Deed is immediately enforceable and the Mortgagee may, without notice to the Mortgagor or prior authorisation from any court or any person, in its absolute discretion:

8.1.1	enforce all or any part of such Security (at the times, in the manner and on the terms it thinks fit in accordance with applicable law) and take possession of and hold, sell or otherwise dispose of and/or deal with all or any part of the Mortgaged Property; and

8.1.2	whether or not it has appointed a Receiver, exercise all or any of the powers, authorities and discretions conferred by this Deed on any Receiver or otherwise conferred by law on mortgagees and/or Receivers.

8.2	No Liability as Mortgagee in Possession

Neither the Mortgagee nor any Receiver shall be liable, by reason of entering into possession of any Mortgaged Property, to account as a mortgagee in possession in respect of all or any part of the Mortgaged Property or be liable for any loss upon realisation or enforcement of rights (and may at any time at its discretion go out of such possession) or for any neglect, default or omission in connection with the Mortgaged Property to which a mortgagee or a mortgagee in possession might otherwise be liable.

8.3	Provisions under the BCA and the CLPA

(a)	For the purposes of Section 66(7)(a) and (b) of the BCA, the relevant period under each subsection shall (in each case) be one day in relation to this Deed.

(b)	Nothing in Section 66(7) of the BCA shall limit the exercise of concurrent rights of the Mortgagee relating to this Deed arising under the BCA, the common law or the express terms of this Deed by the Mortgagee.

(c)	The statutory power of sale, of appointing a receiver and the other statutory powers conferred on mortgagees by Sections 38 and 39 of the CLPA, as varied and extended by this Deed, shall arise on the date of this Deed.

(d)	Sections 35 and 40 of the CLPA shall not apply to this Deed.

9	Powers of Sale

9.1	Extension of Powers

The power of sale or other disposal conferred on the Mortgagee and on any Receiver by this Deed shall arise (and the Secured Obligations shall be deemed due and payable for that purpose) on execution of this Deed and shall be exercisable in accordance with Clause 8.1 (Enforcement).

9.2	Restrictions

Any restrictions imposed by law on the power of sale or on the consolidation of security shall be excluded to the fullest extent permitted by law.

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10	Appointment of Receiver

10.1	Appointment and Removal

On and from the occurrence of an Event of Default that is continuing or if requested to do so by the Mortgagor, the Mortgagee may (but for the avoidance of doubt shall not be obliged to) by deed or otherwise (acting through an authorised officer of the Mortgagee), without any notice to the Mortgagor:

10.1.1	appoint one or more person or persons as the Mortgagee thinks fit to be a Receiver of the whole or any part of the Mortgaged Property;

10.1.2	appoint two or more Receivers of separate parts of the Mortgaged Property;

10.1.3	remove (so far as it is lawfully able) any Receiver so appointed (whether or not the Mortgagee appoints any other person as a Receiver in its place); and/or

10.1.4	appoint another person(s) as an additional or replacement Receiver(s).

10.2	Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 10.1 (Appointment and Removal) shall be:

10.2.1	entitled to act individually or together with any other person appointed or substituted as Receiver;

10.2.2	for all purposes deemed to be the agent of the Mortgagor and the Mortgagor shall be solely responsible for that Receiver's contracts, engagements, acts, omissions, defaults, losses and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Mortgagee; and

10.2.3	entitled to remuneration for his services at a rate to be fixed by the Mortgagee from time to time which remuneration shall be payable by the Mortgagor.

10.3	Several Receivers

If at any time there is more than one Receiver, each Receiver may separately exercise all of the powers conferred by this Deed and to the exclusion of any other Receiver (unless the document appointing such Receiver states otherwise).

10.4	Powers of Appointment

The powers of appointment of a Receiver herein contained shall be in addition to all powers of appointment of the Mortgagee under applicable law and such powers shall remain exercisable from time to time by the Mortgagee in respect of all or any part of the Mortgaged Property.

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10.5	Relevant provisions on receivers under the CLPA

(a)	The maximum rate of remuneration specified in Section 46 of the CLPA will not apply to a Receiver appointed under this Deed.

(b)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under Section 46 of the CLPA) does not apply to this Deed.

11	Powers of Receiver

11.1	Powers of Receiver

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any lack of capacity, bankruptcy, winding-up, insolvency or dissolution of the Mortgagor) have and be entitled to exercise, in relation to the Mortgaged Property or that part thereof in respect of which he was appointed, and as varied and extended by the provisions of this Deed (in the name of or on behalf of the Mortgagor or in his own name and, in each case, at the cost of the Mortgagor):

11.1.1	all the powers and rights of an absolute owner and power to do or omit to do anything which the Mortgagor itself could do or omit to do;

11.1.2	all rights, powers and discretions conferred by this Deed (either expressly or impliedly) or by law on the Mortgagor;

11.1.3	all the powers conferred on a receiver by any provision of British Virgin Islands law; and

11.1.4	the power to do all things (including without limitation bringing or defending proceedings in the name or on behalf of the Mortgagor) which appear to the Receiver to be incidental or conducive to (a) any of the functions, rights, powers, authorities or discretions conferred on or vested in him or (b) the exercise of any Collateral Rights (including without limitation realisation of all or any part of the Mortgaged Property) under or by virtue of this Deed or law or (c) bringing to his hands any assets of the Mortgagor forming, or which, when got in, would be part of the Mortgaged Property.

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11.2	Additional Powers of Receiver

In addition to and without prejudice to the generality of the foregoing, every Receiver shall (subject to any limitations or restrictions expressed in the instrument appointing him but notwithstanding any lack of capacity, bankruptcy, winding-up, insolvency or dissolution of the Mortgagor) have the following powers in relation to the Mortgaged Property in respect of which he was appointed (and every reference in this Clause 11.2 to the "Mortgaged Property" shall be read as a reference to that part of the Mortgaged Property in respect of which such Receiver was appointed):

11.2.1	Take Possession

power to enter upon, take immediate possession of, collect and get in the Mortgaged Property including without limitation dividends and other income whether accrued before or after the date of his appointment;

11.2.2	Proceedings and Claims

power to bring, prosecute, enforce, defend and abandon applications, claims, disputes, actions, suits and proceedings in connection with all or any part of the Mortgaged Property or this Deed in the name of the Mortgagor or in his own name and to submit to arbitration, negotiate, compromise and settle any such applications, claims, disputes, actions, suits or proceedings;

11.2.3	Carry on Business

power to carry on and manage, or concur in the carrying on and management of or to appoint a manager of, the whole or any part of the Mortgaged Property or any business relating thereto in such manner as he shall in his absolute discretion think fit;

11.2.4	Employees

power to appoint, hire and employ officers, employees, contractors, agents, advisors and others for any of the purposes of this Deed and/or to guard or protect the Mortgaged Property upon terms as to remuneration or otherwise as he may think fit and to discharge any such persons and any such persons appointed, hired or employed by the Mortgagor;

11.2.5	Receipts

power to give a valid receipt for any monies and execute any assurance or thing which may be proper or desirable for realising any Mortgaged Property;

11.2.6	Deal with Mortgaged Property

power, in relation to the Mortgaged Property and each and every part thereof, by public auction or private contract, to sell, transfer, convey, dispose of, exchange, convert into money, realise or concur in any of the foregoing by the Mortgagor or any other receiver or manager of the Mortgagor (including without limitation to or in favour of the Mortgagee) in such manner and generally on such terms as he thinks fit, and the consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which the Receiver thinks fit;

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11.2.7	Acquisitions

power to purchase, lease, hire or otherwise acquire any assets or rights of any description which he shall in his absolute discretion consider necessary or desirable for the carrying on, improvement or realisation of the whole or any part of the Mortgaged Property or otherwise for the benefit of the whole or any part of the Mortgaged Property;

11.2.8	New Subsidiary

power to promote, procure the formation or otherwise acquire the share capital of, any body corporate with a view to such body corporate becoming a subsidiary of the Mortgagor or otherwise and purchasing, leasing or otherwise acquiring an interest in the whole or any part of the Mortgaged Property or carrying on any business in succession to the Mortgagor or any subsidiary of the Mortgagor;

11.2.9	Delegation

power to delegate his powers in accordance with this Deed;

11.2.10	Insurance

power to effect, maintain or renew indemnity and other insurances and to obtain bonds and performance guarantees and do any other act which the Mortgagor might do in the ordinary conduct of its business to protect or improve any Mortgaged Property;

11.2.11	Borrowing

power to raise or borrow money from the Mortgagee or any other person to rank either in priority to the Security constituted by this Deed or any part of it or otherwise and with or without a mortgage or charge on the Mortgaged Property or any part of it on such terms as he shall in his absolute discretion think fit (and no person lending such money shall be concerned to see or enquire as to the propriety or purpose of the exercise of such power or the application of money so raised or borrowed);

11.2.12	Redemption of Security

power to redeem, discharge or compromise any security whether or not having priority to the Security constituted by this Deed or any part of it;

11.2.13	Covenants, Guarantees and Indemnities

power to enter into bonds, covenants, guarantees, commitments, indemnities and other obligations or liabilities as he shall think fit, to make all payments needed to effect, maintain or satisfy such obligations or liabilities and to use the company seal of the Mortgagor;

11.2.14	Advisors

power to appoint an attorney or solicitor or accountant or other professionally qualified person to assist him in the performance of his functions;

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11.2.15	Payments

power to make any payment which is necessary or incidental to the performance of his functions; and

11.2.16	Exercise of Powers in Mortgagor's Name

power to exercise any or all of the above powers on behalf of and in the name of the Mortgagor (notwithstanding any lack of capacity, bankruptcy, winding-up, insolvency, dissolution or similar proceedings in respect of the Mortgagor) or on his own behalf.

11.3	Relationship with Mortgagee

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after the Security conferred or intended to be conferred on the Mortgagee by or pursuant to this Deed becomes enforceable be exercised by the Mortgagee in relation to any Mortgaged Property without first appointing a Receiver and notwithstanding the appointment of a Receiver.

11.4	Ambiguity or conflict with the Insolvency Act and/or CLPA

If there is any ambiguity or conflict between the powers contained in the Insolvency Act and/or CLPA and those contained in this Deed, those contained in this Deed shall prevail.

12	Application of Monies

12.1	Order of Application

Without prejudice to Clause 12.2 (Suspense Account), the Mortgagee (and any Receiver) shall apply the monies received by it as a result of the enforcement of the Security created hereby or pursuant to this Deed in accordance with clause 25.4 (Partial payments) of the Facility Agreement.

12.2	Suspense Account

All monies received, recovered or realised by the Mortgagee or any Receiver under this Deed or the powers conferred by it (including the proceeds of any conversion of currency) may in the discretion of the Mortgagee or any Receiver be credited to and held in any suspense or impersonal account pending their application from time to time in or towards the discharge of any of the Secured Obligations in accordance with Clause 12.1 (Order of Application)

12.3	Application by Mortgagor

Any application under this Clause 12 shall override any application by the Mortgagor.

13	Receipt and Protection of Purchasers

13.1	Receipt

The receipt of the Mortgagee or any Receiver shall be conclusive discharge to a purchaser of any part of the Mortgaged Property from the Mortgagee or such Receiver.

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13.2	Protection of Purchasers

No purchaser or other person dealing with the Mortgagee or any Receiver shall be bound to inquire whether the right of the Mortgagee or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Mortgagee or such Receiver in such dealings.

14	Power of Attorney

14.1	Appointment and Powers

The Mortgagor by way of security irrevocably appoints the Mortgagee, each Receiver and each of their respective delegates and sub-delegates and any person nominated for the purpose by the Mortgagee or any Receiver severally to be its true and lawful attorney (with full power of substitution and delegation) in its name (or otherwise) and on its behalf and as its act and deed or otherwise, at any time following (a) the occurrence of an Event of Default that is continuing or (b) a failure by the Mortgagor to comply within five (5) Business Days of any further assurance or any other obligation under this Deed, to execute, seal, deliver (using the company seal where appropriate) and perfect all documents and do all things which the Mortgagee or such Receiver may consider to be required for:

14.1.1	carrying out any obligation imposed on the Mortgagor under this Deed (including without limitation the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Mortgaged Property or any part thereof and perfecting and/or releasing the Security created or intended to be created in respect of the Mortgaged Property or any part thereof); and

14.1.2	enabling the Mortgagee and any Receiver to exercise, or delegate the exercise of, or to protect or preserve, any of the rights, powers and authorities conferred on them by or pursuant to this Deed or by law (including, without limitation, upon or after the occurrence of an Event of Default that is continuing, the exercise of any right of a legal or beneficial owner of the Mortgaged Property or any part thereof).

14.2	Ratification

The Mortgagor shall ratify and confirm all things done and all documents executed (or purportedly done or executed) by any attorney in the proper exercise of all or any of its powers conferred by this clause 14.

15	Representations

15.1	Representations

On the date hereof, the Mortgagor makes the representations and warranties set out in clause 17 (Representations) of the Facility Agreement mutatis mutandis and further represents and warrants to the Mortgagee that:

15.1.1	He is the sole legal and beneficial owner of the assets over which he grants or purports to grant any Security under this Deed.

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15.1.2	As of the date of this Deed, the particulars of the Shares as set out in Schedule 1 (Particulars of Shares) are accurate in all respects.

15.1.3	As of the date of this Deed, he is not in possession of any certificates representing, or any other documents of title to, the Shares existing as at the date of this Deed.

15.2	Repetition

The representations and warranties set out in Clause 15.1.1 and 15.1.2 above shall be deemed to be repeated by the Mortgagor continuously from the date of this Deed until the expiry of the Security Period, in each case by reference to the facts and circumstances existing at the date on which such representation or warranty is deemed to be made or repeated.

16	Effectiveness of Security

16.1	Continuing Security

The Security created by or pursuant to this Deed shall remain in full force and effect as a continuing security for the Secured Obligations notwithstanding any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Obligations.

16.2	Cumulative Rights

The Security created by this Deed and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Mortgagee may at any time hold for any or all of the Secured Obligations or any obligations or any rights, powers and remedies provided by law. No prior Security held by the Mortgagee over the whole or any part of the Mortgaged Property shall merge into, nor in any way exclude or prejudice or affect, the Security constituted by this Deed. The foregoing applies notwithstanding any receipt, release or discharge endorsed or given in respect of or under any such other Security.

16.3	Mortgagor's Obligations

None of the Security created by or pursuant to this Deed, the obligations of the Mortgagor under this Deed nor the Collateral Rights shall be affected by an act, omission, matter, thing or event which, but for this Clause 16.3, would reduce, release or prejudice any of the Security created by or pursuant to this Deed, any of the obligations of the Mortgagor under this Deed or the Collateral Rights including (without limitation and whether or not known to it or the Mortgagee):

16.3.1	the winding-up, dissolution, administration, reorganisation, death, insolvency, incapacity or bankruptcy of any Obligor or any other person or any change in its status, function, control or ownership;

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16.3.2	any of the obligations of any Obligor or any other person under any Finance Document, or under any other security relating to any Finance Document, or under any other document or security, being or becoming illegal, invalid, unenforceable or ineffective in any respect;

16.3.3	any time, waiver or consent or any other indulgence or concession granted to, or composition with, any Obligor or any other person;

16.3.4	any release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor or any other person;

16.3.5	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

16.3.6	the existence of any claim, set-off or other right which the Mortgagor may have at any time against the Mortgagee or any other person;

16.3.7	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

16.3.8	any variation, amendment, novation, waiver, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of or in connection with, a Finance Document or any other document or security, guarantee or indemnity or of the Secured Obligations;

16.3.9	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security;

16.3.10	any insolvency, bankruptcy or similar proceedings;

16.3.11	any claims or set-off right that the Mortgagor may have; or

16.3.12	any law, regulation or decree or order of any jurisdiction affecting any Obligor.

16.4	Mortgagor intent

Without prejudice to the generality of Clause 16.3 (Mortgagor's Obligations), the Mortgagor expressly confirms that he intends that the Security created under this Deed, and the Collateral Rights, shall extend from time to time to any (however fundamental and of whatsoever nature, and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

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16.5	Remedies and Waivers

No failure on the part of the Mortgagee or any Receiver to exercise, or any delay on its part in exercising, any Collateral Right shall operate as a waiver thereof or constitute an election to affirm this Deed. No election by the Mortgagee or any Receiver to affirm this Deed or to waive any Collateral Rights shall be effective unless it is in writing. The Collateral Rights are cumulative and not exclusive of the rights of the Mortgagee or any Receiver under the general law. No single or partial exercise of any Collateral Right shall preclude any further or other exercise of that or any other Collateral Right.

16.6	Immediate recourse

The Mortgagor waives any right it may have of first requiring the Mortgagee (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other person before claiming from the Mortgagor under this Deed.

16.7	No Liability

None of the Mortgagee, its nominee(s) or any Receiver shall be liable by reason of (a) taking any action permitted by this Deed or (b) any neglect or default in connection with all or any part of the Mortgaged Property or (c) taking possession of or realising all or any part of the Mortgaged Property.

16.8	Partial Invalidity

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Deed under such law nor of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the Security intended to be created by or pursuant to this Deed is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of that Security.

16.9	No Prior Demand

The Mortgagee shall not be obliged to make any demand of or enforce any rights or claim against any Obligor or any other person, to take any action or obtain judgment in any court against any Obligor or any other person or to make or file any proof or claim in a liquidation, bankruptcy or insolvency of any Obligor or any other person or to enforce or seek to enforce any other security in respect of any or all of the Secured Obligations before exercising any Collateral Right.

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16.10	Deferral of rights

Until the expiry of the Security Period, the Mortgagor will not (unless the Mortgagee otherwise directs) exercise any rights which it may have by reason of performance by it of its obligations under this Deed:

16.10.1	to be indemnified by any Obligor;

16.10.2	to claim any contribution from any guarantor of or provider of security for any Obligor's obligations under the Finance Documents;

16.10.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Mortgagee under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Mortgagee;

16.10.4	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Mortgagor has given a guarantee, security, undertaking or indemnity under any Finance Document;

16.10.5	to exercise any right of set-off against any Obligor; and/or

16.10.6	to claim or prove as a creditor of any Obligor in competition with the Mortgagee.

If the Mortgagor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all Secured Obligations to be paid in full) on trust for the Mortgagee, and shall promptly pay or transfer the same to the Mortgagee (or as the Mortgagee may direct) for application in accordance with clause 12.1 (Order of Application).

16.11	Reinstatement

If any payment in respect of any Secured Obligation or any settlement, discharge or release of any Secured Obligation by or on behalf of the Mortgagee is avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws of general application or any similar event or for any other reason, the liability of the Mortgagor under this Deed and the Security created by this Deed shall continue as if such payment, settlement, discharge or release had not occurred.

17	Release of Security

17.1	Redemption of Security

Upon the expiry of the Security Period, the Mortgagee shall, at the request (with reasonable notice) and cost of the Mortgagor, promptly do all things and execute all documents as may be necessary to evidence the release, discharge and cancel the Security constituted by this Deed and procure the reassignment to the Mortgagor of the property and assets assigned to the Mortgagee pursuant to this Deed (to the extent not otherwise sold, assigned or otherwise disposed of or applied in accordance with this Deed), including without limitation the execution of a deed of release in favour of the Mortgagor and delivering all documents of title and evidence of ownership in respect of the Mortgaged Property delivered under Clause 4.2 to the Mortgagor or to any other person as the Mortgagor may reasonably request in writing (to the extent not otherwise sold, assigned or otherwise disposed of or applied in accordance with this Deed), in each case subject to Clause 17.2 (Avoidance of Payments) and without recourse to, or any representation or warranty by, the Mortgagee.

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17.2	Avoidance of Payments

If the Mortgagee considers that any amount paid or credited to or recovered by the Mortgagee by or from any Obligor or any Secured Obligations recovered by the Mortgagee is likely to be avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws, the liability of the Mortgagor under this Deed and the Security constituted by this Deed shall continue and such amount shall not be considered to have been irrevocably paid.

18	Subsequent and Prior Security Interests

18.1	Subsequent security interests

If the Mortgagee at any time receives or is deemed to have received notice of any subsequent Security or other interest affecting all or any part of the Mortgaged Property or any assignment or transfer of the Mortgaged Property which is prohibited by the terms of this Deed or any Finance Document, all payments thereafter by or on behalf of any Obligor to the Mortgagee (whether in its capacity as security trustee or otherwise) shall be treated as having been credited to a new account of that Obligor and not as having been applied in reduction of the Secured Obligations as at the time when (or at any time after) the Mortgagee received such notice of such subsequent Security or other interest or such assignment or transfer.

18.2	Prior security interests

In the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking Security or upon the exercise by the Mortgagee or any Receiver of any power of sale under this Deed or any Collateral Right, at any time after this Security has become enforceable under this Deed, the Mortgagee may redeem any prior ranking Security over or affecting any Mortgaged Property or procure the transfer of any such prior ranking Security to itself. The Mortgagee may settle and agree the accounts of the beneficiary of any such prior Security and any accounts so settled and agreed will be conclusive and binding on the Mortgagor. All principal, interest, costs, charges, expenses and/or other amounts relating to and/or incidental to any such redemption or transfer shall be paid by the Mortgagor to the Mortgagee upon demand.

19	Discretion and Delegation

19.1	Discretion

Any liberty or power which may be exercised or any determination which may be made under this Deed by the Mortgagee or any Receiver may be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

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19.2	Delegation

(a)	Each of the Mortgagee and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Deed (including without limitation the power of attorney under Clause 14 (Power of Attorney)) on such terms and conditions as it shall see fit which delegation shall not preclude any subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Mortgagee or any Receiver.

(b)	Neither the Mortgagee nor any Receiver will be in any way liable or responsible to the Mortgagor for any loss or liability arising from any act, default, omission, neglect or misconduct on the part of any delegate or sub-delegate.

20.3	Protections

In acting as Mortgagee, the Mortgagee shall have the benefit of all indemnities, protections and rights on its part set out in the Finance Documents, as if set out fully herein.

20	Changes to Parties

20.1	No Assignment or Transfer by Mortgagor

The Mortgagor may not assign or transfer any or all of its rights (if any) or obligations under this Deed, except with the prior written consent of the Mortgagee.

20.2	Assignment and Transfer by Mortgagee

The Mortgagee may assign or transfer any of its rights or obligations under this Deed in accordance with the provisions of the Facility Agreement.

21	Amendments and Waivers

21.1	Subject to clause 31 (Amendments and Waivers) of the Facility Agreement, any term of this Deed may be amended or waived only by agreement in writing between all parties hereto.

21.2	No failure on the part of the Mortgagee to exercise, or delay on its part in exercising, any or all of its rights hereunder shall operate as a waiver thereof or constitute an election to affirm this Deed. No election to affirm this Deed on the part of the Mortgagee shall be effective unless it is in writing. No single or partial exercise of any such right or remedy shall preclude any further or other exercise of such or any other right or remedy.

22	Perpetuity Period

The perpetuity period under the rule against perpetuities, if applicable to this Deed, shall be the period of 80 years from the date of the Facility Agreement.

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23	Notices

Any communications to be made under or in connection with this Deed shall be made in accordance with clause 27 (Notices) of the Facility Agreement.

24	Counterparts

This Deed may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

25	Governing Law

This Deed and any non-contractual obligations arising from or in connection with this Deed are governed by, and shall be construed in accordance with, the laws of the British Virgin Islands.

26	Jurisdiction

26.1	British Virgin Islands Courts

The courts of the British Virgin Islands have exclusive jurisdiction to settle any dispute arising out of, or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed or the consequences of its nullity) (a "Dispute").

26.2	Convenient Forum

The parties hereto agree that the courts of the British Virgin Islands are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

26.3	Exclusive Jurisdiction

This Clause 26 (Jurisdiction) is for the benefit of the Mortgagee only. As a result and notwithstanding Clause 26.1 (British Virgin Islands Courts), nothing herein shall prevent the Mortgagee from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law the Mortgagee may take concurrent proceedings in any number of jurisdictions.

26.4	Service of Process

26.4.1	Without prejudice to any other mode of service allowed under any relevant law, the Mortgagor:

(a)	irrevocably appoints the Company as his agent for service of process in relation to any proceedings before the courts of the British Virgin Islands in connection with this Deed; and

(b)	agrees that failure by a process agent to notify the Mortgagor of any process will not invalidate the proceedings concerned.

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26.4.2	If any person appointed as process agent under this Clause is unable for any reason to so act, the Mortgagor must promptly (and in any event within three days of the event taking place) appoint another agent on terms acceptable to the Mortgagee (acting reasonably). Failing this, the Mortgagee may appoint another process agent for this purpose.

26.5	Waiver of immunity

The Mortgagor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

26.4.1	suit;

26.4.2	jurisdiction of any court or arbitral tribunal;

26.4.3	relief by way of injunction or order for specific performance or recovery of property;

26.4.4	attachment of its assets (whether before or after judgment); and

26.4.5	execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts or arbitral tribunal of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

IN WITNESS WHEREOF this Deed has been signed on behalf of the Mortgagee and executed as a deed by the Mortgagor and is intended to be and is hereby delivered by it as a deed on the date specified above.

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EXECUTION

The Mortgagor

EXECUTED and DELIVERED		)
as a DEED by		)
SHENG CHEN	/s/ Sheng Chen	)
in the presence of		)

Signature of witness:	/s/ Hanze Zheng
Name of witness:	Hanze Zheng

Execution Page to Equitable Share Mortgage over Sunrise

The Mortgagee

BOLD ALLY (CAYMAN) LIMITED

/s/ Isatou Smith
Name:	Isatou Smith
Title:	Authorised Signatory

Execution Page to Equitable Share Mortgage over Sunrise